CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Assured Guaranty Ltd. of our report dated February 28, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Assured Guaranty Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 10, 2025